Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Fuqin Fintech Limited:

We consent to the inclusion in the foregoing Registration Statement of Fuqin Fintech Limited and its subsidiaries and variable interest entity (collectively the “Company”) on Amendment No. 1 to Form F-1 of our report dated on June 28, 2018, relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit and cash flows for the two years in the period ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 19, 2018